Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage Ownership

Deli Solar Holding Ltd.	British Virgin Islands	100%

Bazhou Deli Solar Energy Heating Co. Ltd	China	100%